EX-10.71.06

SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Second Amendment”) is made as of the 16th day of October, 2008, by and between EMERITUS CORPORATION, a Washington corporation (“Buyer”), and HEALTH CARE REIT, INC., a Delaware corporation (“HCN”), together with the affiliates of HCN listed on the signature pages hereto (individually and collectively with HCN, “Seller”).

R E C I T A L S

A. Buyer and Seller entered into that certain agreement (as amended, the “Agreement”) captioned “ASSET PURCHASE AGREEMENT,” dated as of June 9, 2008, as amended by that certain First Amendment to Asset Purchase Agreement (the “First Amendment”) dated as of June 30, 2008.  Capitalized terms used and not defined in this Second Amendment shall have the meanings ascribed to them in the Agreement.

B. The Closing on Tranche 1 occurred on June 30, 2008.

C. Buyer exercised an initial option to extend the Tranche 2 Closing Deadline until December 1, 2008, by delivering notice thereof to Seller on September 29, 2008.

D. Buyer would like to have the flexibility to close Tranche 2 in separate closings on separate days, as described herein.

E. Buyer and Seller have agreed to amend the Agreement as described below.

Agreements

NOW, THEREFORE, for and in consideration of the foregoing Recitals, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Section 1.4 of the Agreement is hereby amended to read in its entirety as follows:

1.4           Close in Tranches.  The sale of  the Assets shall be closed in two separate tranches (each a “Tranche”) with the Tranche 1 Facilities closed in “Tranche 1” as designated on Schedule 2-A and with the Tranche 2 Facilities closed in “Tranche 2” as designated on Schedule 2-B.  The Closing on Tranche 2 may be bifurcated, and the closings on the Tranche 2 Facilities to be purchased in part using a loan from Freddie Mac (“Tranche 2 Freddie Mac Closing”) and the Tranche 2 Facilities to be purchased in part using a loan from KeyBank (“Tranche 2 KeyBank Closing”), as each is designated on Schedule 2-B, may occur in separate closings on separate days with the Tranche 2 Freddie Mac Closing first, but both closings must occur no later than the Tranche 2 Closing Deadline.  (The closings may individually or collectively be referred to herein as a “Closing”).  Concurrently with each Closing, Buyer and Seller shall amend the Master Lease 1 and the Master Lease 2, as applicable, to delete the sold Facilities and adjust the Investment Amount (as defined therein) and corresponding provisions.

2. Section 2.1 of the Agreement is hereby amended to read in its entirety as follows:

2.1           Purchase Price.  The “Tranche 1 Purchase Price” and the allocated purchase price for each Tranche 1 Facility is set forth on Schedule 2-A and the “Tranche 2 Purchase Price” and the allocated purchase price for each Tranche 2 Facility is set forth on Schedule 2-B, along with the portion of the Tranche 2 Purchase Price payable at the Tranche 2 Freddie Mac Closing (“Tranche 2 Freddie Mac Purchase Price”) and the portion payable at the Tranche 2 KeyBank Closing (“Tranche 2 KeyBank Purchase Price”).  The total of the Tranche 1 Purchase Price and the Tranche 2 Purchase Price is $299,819,368.00 (the “Purchase Price”).  All cash payments shall be payable in immediately available funds by wire transfer to an account designated by Seller.

3. Section 2.4 of the Agreement is hereby amended to read in its entirety as follows:

2.4           Deposit at Closing; Failure to Close; Remedies.  [i] In the event that each Tranche shall close as provided herein, $299,804.91 of the Deposit shall be applied against the Tranche 2 Freddie Mac Purchase Price payable at the Tranche 2 Freddie Mac Closing and the balance of the Deposit shall be applied against the Tranche 2 KeyBank Purchase Price payable at the Tranche 2 KeyBank Closing; provided, however, that the foregoing shall apply only if the Tranche 2 Freddie Mac Closing occurs first, and if not, then the Deposit will be proportionately allocated to the Tranche 2 Freddie Mac Closing and the Tranche 2 KeyBank Closing based on the respective Tranche 2 Freddie Mac Purchase Price and the Tranche 2 KeyBank Purchase Price.  [ii] In the event that Buyer has not terminated this Agreement within the Due Diligence Period pursuant to Section 2.3, and either the Tranche 2 Freddie Mac Closing or the Tranche 2 KeyBank Closing shall fail to close as provided herein due to Buyer's default under this Agreement, then, as liquidated damages, any remaining Deposit not yet applied shall be retained by Seller and Buyer shall pay Seller the reasonable amount of out-of-pocket costs incurred by Seller in connection with the Acquisition.  The retention of the Deposit and receipt of such out-of-pocket costs as liquidated damages shall be Seller’s sole and exclusive remedy for such failure to close, at law or in equity; provided, however, such retention of the Deposit by Seller and its receipt of such out-of-pocket costs shall not limit, release or otherwise affect Buyer’s indemnity obligations under this Agreement and under the Master Lease Documents.  [iii] In the event that Buyer has not terminated this Agreement within the Due Diligence Period pursuant to Section 2.3, and either the Tranche 2 Freddie Mac Closing or the Tranche 2 KeyBank Closing shall fail to close as provided herein due to Seller’s default under this Agreement, then as liquidated damages, any remaining Deposit shall be returned to Buyer and Seller shall pay Buyer the reasonable amount of out-of-pocket costs incurred by Buyer in connection with the Acquisition.  The return of the Deposit and receipt of such out-of-pocket costs as liquidated damages shall be Buyer’s sole and exclusive remedy for such failure to close, at law or equity.  [iv] In the event that Buyer has not terminated this Agreement within the due diligence period pursuant to Section 2.3, if any Closing does not occur for any reason other than Buyer's or Seller’s default under this Agreement, then any remaining Deposit shall be retained by Seller after payment to Buyer of its reasonable out-of-pocket costs incurred in connection with the Acquisition.

4. Closing Deadline. The Closing on Tranche 1 occurred on June 30, 2008.  Buyer exercised an initial option to extend the Tranche 2 Closing Deadline until December 1, 2008,

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pursuant to Section 3.1 of the Agreement.  Notwithstanding the foregoing, Buyer shall have a second option to extend the Tranche 2 Closing Deadline until December 31, 2008, as described in Section 3.1.

5. Section 3.4 of the Agreement is hereby deleted and replaced with the following:

3.4           Closing Costs.

a. Seller shall pay the costs for real property transfer taxes, conveyance fees, deed stamps (if applicable) and title insurance premiums for an owner’s policy (except for the cost of any special endorsements) (collectively, “Seller Closing Costs”) up to $1,125,000 for the Closing on Tranche 1, up to $190,000 (the “Freddie Mac Closing Payment Cap”) for the Tranche 2 Freddie Mac Closing, and up to $185,000 (the “KeyBank Closing Payment Cap”) for the Tranche 2 KeyBank Closing; provided that (i) if the amounts actually incurred by Seller for Seller Closing Costs in connection the Tranche 2 Freddie Mac Closing are less than the Freddie Mac Closing Payment Cap, any unused portion of the Freddie Mac Closing Payment Cap shall be added to the KeyBank Closing Payment Cap, (ii) if the amount of the Seller Closing Costs on the Tranche 2 Freddie Mac Closing exceeds the Freddie Mac Closing Payment Cap, but the Seller Closing Costs on the Tranche 2 KeyBank Closing are less than the KeyBank Closing Payment Cap, Buyer shall be entitled to a credit against the Tranche 2 KeyBank Purchase Price equal to the lesser of (A) the amount by which the amount of the Seller Closing Costs on the Tranche 2 Freddie Mac Closing exceeded the Freddie Mac Closing Payment Cap, and (B) the amount by which the KeyBank Closing Payment Cap exceeds the Seller Closing Costs on the Tranche 2 KeyBank Closing, and (iii) in no event shall the amount of Seller Closing Costs paid by Seller under the Tranche 2 Freddie Mac Closing and the Tranche 2 KeyBank Closing, plus any credit against the Tranche 2 KeyBank Purchase Price provided for in clause (ii) above, exceed $375,000; further provided, however, such costs shall not include any costs (and shall be solely Buyer’s responsibility) of curing title defects that Title Company would not insure but which Lawyer’s Title Corporation of America has noted in writing that it would insure.

b. Buyer shall pay all other closing costs for each Closing of the Acquisition, the Acquisition Loan and the Seller Loan (excluding Lender's or Seller's legal fees), including, but not limited to, the following:

i. real property transfer taxes, conveyance fees, and deed stamps (if applicable);

ii. all due diligence expenses, including survey, environmental reports, property condition reports and appraisals;

iii. title insurance premiums, title search and commitment fees, and the cost of any closing escrow or escrow agent; and

iv. recording fees.

6. Authorization.  Each of the parties hereto represents to the other that it has the legal power, right and authority to enter into this Second Amendment and that the individuals executing this Second Amendment on behalf of each of Seller and Buyer have the legal power,

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right and actual authority to bind Seller and Buyer, respectively, to the terms and conditions hereof.

7. Entire Agreement.  This Second Amendment, together with the Agreement, contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in the Agreement, and no other agreement, understanding or representation pertaining to any such matter shall be effective for any purpose.  Except as amended hereby, the Agreement shall remain in full force and effect in accordance with its terms and is hereby ratified.  In the event of a conflict between the Agreement and this Second Amendment, this Second Amendment shall control.

8. Counterpart Execution.  This Second Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts when so executed will be deemed to be an original and all of which taken together will constitute one and the same Second Amendment, binding on the parties, and the signature of any party to any counterpart will be deemed a signature to, and may be appended to, any other counterpart.  This Second Amendment may be delivered by facsimile or electronic mail transmission.  This Second Amendment will be effective if each party hereto has executed and delivered at least one counterpart hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date first above written.

Seller:	HEALTH CARE REIT, INC. By: /s/ Erin C Ibele Title: Senior Vice President Administration and Secretary

HCRI MISSISSIPPI PROPERTIES, INC. By: /s/ Erin C Ibele Title: Senior Vice President Administration and Secretary

HCRI MASSACHUSETTS PROPERTIES TRUST II

By:HCRI Massachusetts Properties, Inc., as Trustee, and not individually and subject to the provisions of the Declaration of Trust of HCRI Massachusetts Properties Trust II filed with the Secretary of the Commonwealth of Massachusetts and the City Clerk of Boston

By: /s/ Erin C Ibele

Title: Senior Vice President         Administration and Secretary

HCRI TEXAS PROPERTIES, LTD. By:Health Care REIT, Inc., General Partner By: /s/ Erin C Ibele Title: Senior Vice President Administration and Secretary

HCRI EDDY POND PROPERTIES TRUST

By:HCRI Massachusetts Properties, Inc., as Trustee, and not individually and subject to the provisions of the Declaration of Trust of HCRI Eddy Pond Properties Trust filed with the Secretary of the Commonwealth of Massachusetts and the City Clerk of Boston

By: /s/ Erin C Ibele

Title: Senior Vice President         Administration and Secretary

HCRI NEVADA PROPERTIES, INC. By: /s/ Erin C Ibele Title: Senior Vice President Administration and Secretary

HCRI KANSAS PROPERTIES, LLC By:Health Care REIT, Inc., Sole Member By: /s/ Erin C Ibele Title: Senior Vice President Administration and Secretary

HCRI STONECREEK PROPERTIES, LLC By:Health Care REIT, Inc., Sole Member By: /s/ Erin C Ibele Title: Senior Vice President Administration and Secretary

Buyer:	EMERITUS CORPORATION By: /s/ Eric Mendelsohn Title: SVP Corporate Development